EXHIBIT 10.8

                 MASTER LOAN DOCUMENTS MODIFICATION AGREEMENT

     This MASTER LOAN DOCUMENTS MODIFICATION AGREEMENT (the "Agreement") dated as of the 12th day of November, 2003, is by and between SOUTHTRUST BANK, an Alabama banking corporation (the "Bank") and TECHNOLOGY RESEARCH CORPORATION and TECHNOLOGY RESEARCH CORPORATION / HONDURAS , S.A.DE C.V. (the "Borrowers").

                                  RECITALS:

     A. The Bank and the Borrowers are party to a Business Loan Agreement dated as of November 12, 2002 (the "Loan Agreement") pursuant to which the Bank has made a revolving line of credit available to Borrowers in the principal amount of up to $3,000,000.00 outstanding at any time.

     B. Borrowers' obligation to repay advances made by the Bank pursuant to the Loan Agreement is evidenced by a Revolving Loan Note dated as of December 14, 1999, as amended by a Change in Terms Agreement dated as of August 31, 2000, a Change in Terms Agreement dated as of December 24, 2001 and a Change in Terms Agreement dated as of November 12, 2002 (collectively, the "Note"). The Bank is the owner and holder of the Note.

     C. Borrowers' obligations under the Loan Agreement and the Note are secured by a Commercial Security Agreement (the "Security Agreement") dated as of November 12, 2002, and by a security interest in favor of the Bank, as secured party, in the collateral described in the Security Agreement.

     D. The Loan Agreement, the Note, the Security Agreement and all loan agreements, financing statements and documents executed in connection with the transactions contemplated thereby are referred to collectively herein as the "Loan Documents".

     E. The Borrowers have requested the Bank to renew and extend the maturity date of the revolving loan evidenced by the Loan Documents and the Bank is willing to do so as provided in this Agreement;

     NOW, THEREFORE, in consideration of the premises, and of the mutual promises hereafter set forth, and the sum of Ten Dollars ($10.00) paid each to the other, the receipt and sufficiency of which as consideration is hereby acknowledged, the parties agree as follows:

     1. THE RECITALS. The parties acknowledge and agree that the facts stated in the recitals above are true and correct and the parties incorporate such recitals in this Agreement as a part thereof for all purposes.

     2. THE NOTE. The Bank agrees to renew the revolving loan made available to Borrowers pursuant to the Loan Agreement and evidenced by the Note and to extend the maturity date thereof as provided in a 2003 Renewal Note of Borrower of even date with this Agreement payable by Borrower to the Bank in the principal amount of up to $3,000,000.00 outstanding at any time (the "2003 Renewal Note") in the form attached hereto as Exhibit "A". The principal outstanding under the 2003 Renewal Note shall accrue interest and Borrower shall make payments of principal and interest to the Bank in the manner and at the times provided in the 2003 Renewal Note. Borrower shall execute and deliver the 2003 Renewal Note to the Bank concurrently with the execution and delivery of this Agreement. The 2003 Renewal Note shall be deemed to have amended, restated, replaced and superceded the Note. The loan evidenced by the Note, as renewed and evidenced by the 2003 Renewal Note, shall continue to be secured by the Security Agreement.

     3. THE LOAN AGREEMENT. The Loan Agreement is hereby amended to add the following provisions:

         Facility Fee. The Borrowers shall pay to the Bank on the first Business Day of January, 2004, and on the first Business Day of each January, April, July and October thereafter, and on the Maturity Date (as defined in the 2003 Renewal Note), in arrears, a fee calculated on a daily basis equal to twelve and one half basis points (.125%) per annum on the daily unused portion of the revolving loan remaining undisbursed from time to time.

         Minimum Tangible Net Worth. The Borrowers shall maintain, on a consolidated basis, a Tangible Net Worth (as defined by GAAP) of not less than $8,500,000.00, measured quarterly.

         Fixed Charge Coverage Ratio. The Borrowers shall maintain, on a consolidated basis, a minimum Fixed Charge Coverage Ratio of 1.5 to 1.0, measured quarterly on a rolling 4 quarters basis. For purposes hereof, the term "Fixed Charge Coverage Ratio" means (After-Tax Income + Total Depreciation & Amortization + Total Lease Expense + Interest Expense) divided by (Total Lease Expense + Interest Expense + Capitalized Interest + Current Maturities of Long Term Debt).

         Minimum Working Capital. The Borrowers shall maintain, on a consolidated basis, minimum Working Capital (as defined by GAAP) of $7,000,000.00, measured quarterly.

         Compliance Certificates. The Affirmative Covenant relating to compliance certificates is hereby amended to read as follows:

         "Unless waived in writing by Lender, provide Lender at least quarterly within 45 days of the end of each fiscal quarter of Borrower, with a certificate executed by Borrower's chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Agreement."

Financial Reporting.  Borrower shall provide to Lender:

(1) Quarterly Financial Statements. As soon as available and in any event within forty five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidating and consolidated statements of income of the Borrower and balance sheets for the period commencing at the end of the previous fiscal year, if any, and ending with the end of such month, and a statement of change in cash flow of the Borrower for the portion of the fiscal year ended with the last day of such month, all in reasonable detail on a combined basis and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, if any, and all prepared in accordance with GAAP consistently applied (except for footnotes) and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

(2) Annual Audited Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, audited consolidating and consolidated financial statements prepared by an independent certified public accountant acceptable to the Bank on a combined basis including, without limitation, a balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year, and a statement of change in cash flow, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, if any, and all prepared by an independent certified public accountant acceptable to the Bank in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower;

(3) Inventory and Receivables Agings. As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower, inventory and accounts receivable agings prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower.

Prohibition Against Indebtedness. Borrower shall not, without the prior written consent of the Lender which may be granted or withheld in its sole and absolute discretion, create or incur any additional indebtedness, whether direct or contingent liability of Borrower, except indebtedness owed to the Lender.

Integration of Change in Terms Agreement. The terms and provisions of the Change in Terms Agreement dated as of November 12, 2002 not expressly modified by this Agreement or by the 2003 Renewal Note are incorporated herein by reference as a part of the Loan Agreement.

"GAAP" means, for purposes of this Agreement, generally accepted accounting principles in the United States, consistently applied.

     "Note" is revised to mean the 2003 Renewal Note.

     4. SECURITY AGREEMENT. The Security Agreement is hereby modified to change the name of the secured Lender (defined in the Security Agreement) to "SouthTrust Bank, an Alabama banking corporation", reflecting the correct name of the Lender. The Security Agreement is further modified and shall be deemed to provide that the Security Agreement continues in full force and effect and continues to secure the loan evidenced by the Note as renewed by the 2003 Renewal Note.

     5. LOAN DOCUMENTS MODIFICATION. Each of the Loan Documents (other than the Note and the Security Agreement) are hereby modified to reflect that they shall apply to and secure the 2003 Renewal Note and all modifications, amendments, renewals and extensions thereof, equally and ratably with the Note.

     6. NOVATION. Except as provided in this Agreement, the obligations evidenced by the Loan Agreement, the Note, the Security Agreement and the other Loan Documents are unaffected, unchanged and unimpaired. By entering into this Agreement, the parties have no intention whatsoever to extinguish or discharge the indebtedness evidenced by the Note, or to affect any novation or to release or discharge the lien and security interest create by the Security Agreement.

     6. WAIVER OF DEFENSES. As an important inducement and as additional consideration to the Bank, the Borrowers, for themselves and for their respective successors, heirs and assigns to the extent permitted by law, each hereby waive and agree not to assert as a defense to any action for collection of the Note, the 2003 Renewal Note or for foreclosure of the security interests created by the Security Agreement, any defense which it now has or which may arise in the future under the Loan Documents or the 2003 Renewal Note by reason of any act or omission by the Bank, its agents or employees heretofore taken or omitted to be taken and in any way connected with the transactions evidenced or contemplated by the Loan Documents or the 2003 Renewal Note, including, without limitation, any such acts or omissions relating to required disclosures which Borrower acknowledge have been made in full and fair manner as may be required by law.

     6. PAYMENT OF EXCISE AND INTANGIBLE TAXES. Borrowers agree to pay in full, concurrently with the execution hereof, or subsequent thereto if not fully paid, any and all documentary and intangible taxes due on the 2003 Renewal Note or any renewal or modification thereof or on this Agreement and other excise taxes, together with interest and penalties, if any, determined to be due on delinquent or unpaid amounts. Borrowers further agree to indemnify and save the Bank harmless from any and all such taxes and charges later determined to be due.

     7. CLOSING COSTS AND ATTORNEYS' FEES. Borrowers shall pay all closing costs, including, without limitation, the reasonable attorneys' fees incurred by the Bank in connection with this Agreement and any related documents.

     8. MISCELLANEOUS. This Agreement contains the final, complete, and exclusive expression of the understanding between the parties regarding the transactions contemplated by it. A waiver or modification of any provisions of this Agreement is valid only if the waiver or modification is in writing signed by each party. The failure or delay by the Bank to exercise any right, power or privilege under this Agreement will not operate as a waiver of any such right, power or privilege. The titles and headings preceding the text of the sections of this Agreement have been inserted solely for convenience of reference and do not affect this Agreement's meaning or effect. This Agreement is a Florida contract and it is the intent of the parties that it be construed according to the laws of the State of Florida. Borrowers may not assign their interest in this Agreement without the prior written approval of the Bank, and this Agreement binds the successors and assigns of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                              TECHNOLOGY RESEARCH CORPORATION

                              By: /s/ Scott J. Loucks

                              Name:  Scott J. Loucks
                              Title: VP Finance, CFO


TECHNOLOGY RESEARCH CORPORATION/ HONDURAS , S.A. DE C.V.


                              By: /s/ Scott J. Loucks

                              Name:  Scott J. Loucks
                              Title: Secretary, Director

                              SOUTHTRUST BANK, an Alabama
                              banking corporation


                                   By:  /s/ Marisol Lugo
                                   Name:  Maricol Lugo
                                   Title: V.P.




                                EXHIBIT "A"

                             2003 RENEWAL NOTE



$3,000,000.00                                             November 12, 2003

     Being indebted for value received, TECHNOLOGY RESEARCH CORPORATION and TECHNOLOGY RESEARCH CORPORATION / HONDURAS, S.A. DE C.V. (collectively, jointly and severally, the "Borrowers"), jointly and severally promise to pay to SOUTHTRUST BANK, an Alabama banking corporation (the "Lender"), or order, at its offices in the City of Birmingham, Alabama, or at such other address as may be designated from time to time by the holder hereof to the Borrower the sum of up to THREE MILLION DOLLARS ($3,000,000.00) or so much thereof as is advanced hereunder together with interest on the unpaid balance from the date of disbursement until maturity at a rate per annum equal to the Applicable Rate as defined below. Within the limits provided in the Loan Agreement, Borrower may borrow, make payments and reborrow under this Note. Interest shall accrue on the basis of an assumed year of 360 days and shall be charged for the actual number of days elapsed in an Interest Period. Notwithstanding anything in the Note to the contrary, no Interest Period may end later than the Maturity Date and if the Maturity Date falls in less than one month, then the interest rate applicable to this Note shall not be the LIBOR Rate during the remaining term but rather shall be the Base Rate. After the occurrence of an Event of Default, the interest rate applicable to this Note may not be continued at or converted to the LIBOR Rate but shall be the Default Rate.

     The following definitions shall apply for the purpose of determination of the interest rate applicable to the Note from time to time:

"Applicable Rate" means either the LIBOR Rate or the Base Rate or the Default Rate, as such interest rate may apply to the Loan evidenced by this Note as provided herein.

     "Base Rate" means a rate of interest equal to twenty five basis points (.25%) below the rate quoted as the "prime rate" as reported in the "Money Rates" section of the Wall Street Journal (or the arithmetic average of the rates so quoted, if more than one rate is quoted) or, in the event of discontinuance of such publication or such section thereof, the Base Rate shall mean the monthly average prime rate as reported and published in the Federal Reserve Bulletin published monthly by the Board of Governors of the Federal Reserve System under the table styled "Prime Rate Charged by Banks on Short Term Business Loans". In the event of the discontinuance of both such publications or such section or table thereof, the Base Rate shall mean the prime rate as from time to time announced or published by Citibank, N.A. at its principal office in New York, New York.

     The terms "Base Rate" and "prime rate" are intended by the parties to be benchmarks only and are not to be construed as indicating that such rates are the best or lowest rates offered by the Lender to any of its customers regardless of their creditworthiness.

"Default Rate" means a rate per annum equal to the highest rate then allowable by law, or 18%, whichever is lesser.

"Eurocurrency Reserve Percentage" means, with respect to each Interest Period, a percentage (expressed as a decimal) equal to the percentage in effect two Business Days prior to the first day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining reserve requirements applicable to any "Eurocurrency liabilities" pursuant to Regulation D or any other applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency liabilities" as presently defined in Regulation D.

"Interbank Rate" means, with respect to each Interest Period, the rate per annum at which dollar deposits in immediately available funds are offered to the Bank two Business Days prior to the beginning of such Interest Period by major banks in the London interbank eurodollar market as at or about 11:00 a.m. London time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Loan to which such Interest Period relates.

"Interbank Rate (Reserve Adjusted)" means, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

      Interbank Rate          =     _________Interbank Rate_________
     (Reserve Adjusted)               1 - Eurocurrency Reserve Percentage

"Interest Period" means, (i) when the applicable interest rate is the Base Rate, one (1) day, and (ii) when the applicable interest rate is the LIBOR Rate, the period commencing on the effective date of Borrower's election as provided hereinbelow and ending on (but excluding) the day 30, 60 or 90 days thereafter, in either case as the Borrower may select in its relevant notice to the Bank as provided in this Note, provided, however, that

          (a) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; and

          (b) no Interest Period may end later than the Maturity Date, provided that the Applicable Rate shall be the Base Rate for any Interest Period of less than thirty (30) days by.

"LIBOR Rate" means an adjustable rate of interest per annum equal to the Interbank Rate (Reserve Adjusted) plus 175 basis points, fixed for Interest Periods of 30, 60 or 90 days.

     The Borrower shall select the initial Applicable Rate to apply to the Loan by providing written notice thereof (which may be by telefacsimile) to the Bank at least three (3) Business Days prior to the date of this Note. If timely notice of the initial Applicable Rate is not provided as required hereby, then the initial Applicable Rate shall be the Base Rate. Subject to the provisions hereof, the Borrower shall have the right to (i) continue the current Applicable Rate from time to time, or (ii) to convert the Applicable from either the LIBOR Rate or the Base Rate to the other, or (iii) to continue or change the Interest Period applicable to the Loan while the Applicable Rate is the LIBOR Rate, in each case by submitting to the Bank (effective upon receipt)
(x) in the case of continuation of the LIBOR Rate, and conversion of the Base Rate to the LIBOR Rate, at least three (3) Business Days prior to the end of a current Interest Period, and (y) in the case of conversion of the LIBOR Rate to the Base Rate, on or before 12:00 p.m. Eastern Time on the Business Day prior to the date on which the conversion shall be effective, a written notice of Borrower's election to continue the Applicable Rate in its current form or to convert the Applicable Rate or to continue or change the applicable Interest Period as described in said notice. Such continuation or conversion shall take effect at the end of the current Interest Period. If no such notice of election is received by the Bank from the Borrower within the time prescribed prior to the end of a current Interest Period, then the Applicable Rate shall be converted to the Base Rate.

     Notwithstanding anything herein to the contrary, no Interest Period may end later than the Maturity Date and if the Maturity Date falls in less than thirty (30) days, then the Loan shall not accrue interest at the LIBOR Rate during the remaining term but rather shall accrue interest at a rate per annum equal to the Base Rate. After the occurrence and during the continuance of an Event of Default, the interest rate may not be continued at a LIBOR Rate but shall be the Default Rate.

     If as a result of a regulatory change the Bank shall reasonably determine that it is unlawful for the Bank to make, continue or maintain any loan accruing interest at a LIBOR Rate, the obligation of the Bank to continue or maintain the Loan evidenced by this Note at a LIBOR Rate shall, upon such determination (and telephonic notice thereof, to be subsequently confirmed in writing, to the Borrowers which notice shall, in the absence of manifest error, create a rebuttable presumption as to the effect of such regulatory change as specified above), forthwith be suspended until the earliest date the Bank can determine and notify the Borrowers that the circumstances causing such suspension no longer exist, and the LIBOR Rate applicable to this Note shall automatically convert to the Base Rate on the last day(s) of the then current respective Interest Period(s) with respect thereto or sooner, if required by such regulatory change, provided that the Bank shall take any reasonable actions available to it (including designation of its lending offices) consistent with legal and regulatory restrictions that will avoid the need for such suspension and will not, in the reasonable judgment of the Bank, be otherwise materially disadvantageous to the Bank.

     If the Bank shall have reasonably determined that quotations of interest rates for the relevant deposits referred to in the definition of "Interbank Rate" are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Rate determinations as provided herein or that, by reason of circumstances affecting the London interbank eurodollar market, adequate means do not exist for ascertaining the LIBOR Rate for any loan to which such rate is the applicable rate, then, upon telephonic notice from the Bank to the Borrowers to be subsequently confirmed in writing (such notice, in the absence of manifest error, to create a rebuttable presumption as to the effect specified above), the obligations of the Bank to continue the loan evidenced by this Note at a LIBOR Rate shall forthwith be suspended and interest shall accrue on principal outstanding under this Note at the Base Rate until the earliest date that the Bank can reasonably determine and notify the Borrowers that the circumstances causing such suspension no longer exist, provided that the Bank shall take any reasonable actions available to it to obtain the necessary quotations of interest rates in the London interbank eurodollar market (or another Eurodollar market acceptable to the Bank and to the Borrowers).

     In the event that the Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to make, continue or maintain any portion of the principal amount of any Loan at a LIBOR Rate) as a result of any repayment or prepayment of the principal amount of any Loan on a date other than the scheduled last day of the Interest Period applicable thereto then, upon written notice from the Bank to the Borrowers the Borrowers shall, within five days of receipt thereof, pay directly to the Bank such amount as will (in the reasonable determination of the Bank) reimburse the Bank for such loss or expense. Such written notice shall, in the absence of manifest error, create a rebuttable presumption of the amount of such losses or expenses.

     The Borrower shall pay to Lender monthly installments of interest commencing with a payment due November 14, 2003 and on the same day of each month thereafter provided that all unpaid principal plus accrued interest shall be due and payable and shall be paid on December 14, 2005 (the "Maturity Date"). Payment shall be made at the Maturity Date without demand, counterclaim, offset, deduction or defense, (whether now or hereafter conferred by statute or otherwise.)

     All payments made upon this Note shall be applied first to the payment of accrued interest and thereafter in reduction of principal.

     Any payment not received within ten (10) days when due shall be subject to, and it is agreed that the holder hereof shall collect thereon, a "late charge" in the amount of five percent (5%) of the amount of the delinquent payment to defray costs of collection and losses of the holder. Said late charge shall be immediately due and payable and shall be paid by the maker hereof without notice or demand by the holder. The holder's entitlement to collect a late charge shall in no way detract from or affect its right to accelerate payment of this Note in the event of a failure by Borrower to make any payment hereunder when due.

     Privilege is hereby reserved to prepay the principal of this Note in whole or in part at any time without notice, premium or penalty for the privilege of such prepayment; provided, however, that payment of accrued interest shall be due and payable and shall be paid at the time of and together with any such prepayment.

     Notwithstanding any other provision of this Note or of any instrument securing this Note or any other instrument executed in connection with the Loan evidenced hereby, it is expressly agreed that amounts payable under this Note or under the other aforesaid instruments for the payment of interest or any other payment in the nature of or which would be considered as interest or other charge for the use or loan of money shall not exceed the highest rate allowed by law, from time to time, and in the event the provisions of this Note or of such other instruments referred to above in this paragraph with respect to the payment of interest or other charge for the use or loan of money shall result in exceeding such limitation, then the excess over such limitation shall not be payable and the amount otherwise agreed to have been paid shall be reduced by the excess so that such limitation will not be exceeded, and if any payment actually made shall result in such limitation being exceeded, the amount of the excess shall constitute and be treated as a payment on the principal hereof and shall operate to reduce such principal by the amount of such excess, or if in excess of the principal indebtedness, such excess shall be refunded.

     This Note shall be in default upon the occurrence of any default or event of default under the terms of this Note or any document executed in connection with the Loan evidenced by this Note. In any event, this Note shall be in default upon failure of the Borrower to make any payment hereunder when due, without notice or demand. In the event of default the holder of this Note may, at its option, declare all unpaid indebtedness evidenced by this Note and any modifications thereof, immediately due and payable without notice regardless of the date of maturity. Failure at any time to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

     From and after the stated, or if this Note is accelerated, the accelerated, maturity date of this Note, it shall bear interest at the Default Rate.

     The parties acknowledge that this Note may be assigned and that any holder of this Note shall be entitled to recover directly against any endorser or guarantor hereof without first proceeding against the Borrower or any other party.

     Each Obligor (which term shall mean and include each Borrower, endorser, guarantor and all others who may become liable for all or any part of the obligations evidenced and secured hereby), does hereby jointly and severally:
(a) consent to any forbearance or extension of the time or manner of payment hereof and to the release of all or any part of any security held by the Lender to secure payment of this Note and to the subordination of the lien of the mortgage and any other instrument of security securing this Note as to all or any part of the property encumbered thereby, all without notice to or consent of that party; (b) agree that no course of dealing or delay or omission or forbearance on the part of the Lender in exercising or enforcing any of its rights or remedies hereunder or under any instrument securing this Note shall impair or be prejudicial to any of the Lender's rights and remedies hereunder or to the enforcement hereof and that the Lender may extend, modify or postpone the time and manner of payment and performance of this Note and any instrument securing this Note, may grant forbearance and may release, wholly or partially, any security held by the Lender as security for this Note and release, partially or wholly, any person or party primarily or secondarily liable with respect to this Note, all without notice to or consent by any party primarily or secondarily liable hereunder and without thereby releasing, discharging or diminishing its rights and remedies against any other party primarily or secondarily liable hereunder; and (c) waive notice of acceptance of this Note, notice of the occurrence of any default hereunder or under any instrument securing this Note and presentment, demand, protest, notice of dishonor and notice of protest and notices of any and all action at any time taken or omitted by the Lender in connection with this Note or any instrument securing this Note and waives all requirements necessary to hold that party to the liability of that party.

     All parties liable for the payment of this Note agree to pay the Lender reasonable attorneys' fees and costs, whether or not an action be brought, for the services of counsel employed after maturity or default to collect this Note or any principal or interest due hereunder, or to protect the security, if any, or enforce the performance of any other agreement contained in this Note or in any instrument of security as aforesaid, including costs and attorneys' fees on any appeal, or in any proceedings under the Bankruptcy Code or in any post judgment proceedings.

     This Note is executed under seal and constitutes a contract under the laws of the State of Florida, and shall be enforceable in a Court of competent jurisdiction in that State.


                         TECHNOLOGY RESEARCH CORPORATION

                         By: /s/ Scott J. Loucks
                         Name:  Scott J. Loucks
                         Title: VP Finance, CFO

                         TECHNOLOGY RESEARCH
                         CORPORATION/ HONDURAS , S.A. DE C.V.

                         By: /s/ Scott J. Loucks
                         Name:  Scott J. Loucks
                         Title: Secretary, Director